SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12

CDI Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No Fee Required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

1717 Arch Street, 35th Floor

Philadelphia, Pennsylvania 19103-2768

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on May 24, 2005

Dear Shareholder:

The 2005 Annual Meeting of the Shareholders of CDI Corp. will be held in the Notman East Room on the 51st Floor of the Bell Atlantic Tower, 1717 Arch Street, Philadelphia, Pennsylvania 19103, on Tuesday, May 24, 2005 at 10:00 a.m., for the following purposes:

1.	To elect seven directors of CDI;

2.	To ratify the appointment of KPMG LLP as CDI’s independent auditor for 2005; and

3.	To transact such other business as may properly come before the meeting or any and all adjournments or postponements of the meeting.

Only shareholders of record on March 16, 2005 are entitled to notice of and to vote at the Annual Meeting. The vote of each shareholder is important to us. If you do not expect to attend the meeting in person and desire to have your shares represented and voted at the meeting, please fill in, sign, date and promptly return the enclosed proxy card in the accompanying envelope. No postage is necessary if mailed in the United States. Most shareholders (those who hold their shares in “street name” through brokers, banks and other nominees) can also vote their shares over the Internet or by telephone. See the instructions on your proxy card. If you do attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors

/s/ Joseph R. Seiders
JOSEPH R. SEIDERS, Secretary

Dated: April 19, 2005

Philadelphia, Pennsylvania

1717 Arch Street, 35th Floor

Philadelphia, Pennsylvania 19103-2768

PROXY STATEMENT

For Annual Meeting of Shareholders

May 24, 2005

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of this Proxy Statement?

The purpose of this Proxy Statement is to provide information regarding matters to be voted on at the 2005 Annual Meeting of Shareholders of CDI Corp. Also, this Proxy Statement contains certain information that the Securities and Exchange Commission requires CDI to provide annually to shareholders. This Proxy Statement is the document used by CDI’s Board of Directors to solicit proxies to be used at the 2005 Annual Meeting of Shareholders. Proxies are solicited to give shareholders an opportunity to vote on the matters to be presented at the Annual Meeting, even if they cannot attend the meeting. The Board has designated Joseph R. Seiders and Craig H. Lewis (who are sometimes referred to in this Proxy Statement as the “named proxies”) to vote the shares represented by proxies at the Annual Meeting in the manner indicated by the proxies.

This Proxy Statement and the accompanying proxy card are being mailed to CDI’s shareholders beginning on or about April 19, 2005.

What will I be voting on?

1.	The election of seven directors of CDI (see page 6).

2.	The ratification of KPMG LLP as CDI’s independent auditor for 2005 (see page 26).

Who is entitled to vote on the matters discussed in this Proxy Statement?

You are entitled to vote if you were a shareholder of record of common stock, par value $.10 per share, of CDI (which is referred to throughout this Proxy Statement as “CDI stock”) as of the close of business on March 16, 2005 (the record date). Your shares can be voted at the meeting only if you are present or represented by a valid proxy. An alphabetical list of CDI’s registered shareholders, showing the name, address and number of shares held by each shareholder as of the record date, will be available for inspection at the Annual Meeting and at our principal office for at least five days prior to the Annual Meeting.

How many votes do I have?

You will have one vote for every share of CDI stock you owned on the record date (March 16, 2005).

How many votes can be cast by all shareholders?

19,714,184, which is the number of shares of CDI stock which were outstanding on the record date. There is no cumulative voting.

What is the difference between a registered shareholder and a beneficial holder of shares?

If your CDI shares are registered directly in your name with our transfer agent, Mellon Investor Services LLC, you are considered a “registered shareholder” of those shares. If that is the case, the shareholder proxy material has been sent or provided directly to you by our transfer agent.

If your CDI shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If that is the case, the proxy material has been forwarded to you by your brokerage firm, bank or nominee, which is considered the shareholder of record of those shares. As the beneficial holder, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction form or card included in the proxy material sent to you by your broker, bank or nominee, or by voting via telephone or the Internet. You should follow the voting instructions provided with your proxy material.

How can I vote?

You can vote in person by completing a ballot at the Annual Meeting (if you are a registered shareholder), or you can vote prior to the meeting by proxy. Even if you plan to attend the meeting, we encourage you to vote your shares as soon as possible by proxy. Beneficial holders can vote by proxy using the Internet, by telephone or by mail as discussed below.

How do I vote by proxy?

Most beneficial holders of CDI shares can vote by proxy using the Internet, telephone or mail. If you are a registered shareholder, your proxy voting must be done by mail.

Voting By Internet:

Most beneficial holders can vote their shares using the Internet. In order to vote online, have the enclosed proxy card or voting instruction form in hand, go to the website indicated on the proxy card or voting form and carefully follow the instructions on the form. If you vote on the Internet, you do not need to return your proxy card.

Voting By Telephone:

Most beneficial holders can vote their shares by telephone. A touch-tone phone is necessary. In order to vote by telephone, have the enclosed proxy card or voting instruction form in hand, call the toll-free telephone number shown on the proxy card or voting form and carefully follow the instructions on the form. If you vote by telephone, you do not need to return your proxy card.

Voting By Mail:

If you vote by mail, mark the proxy card or voting instruction form, date and sign it, and return it in the postage-paid envelope provided. If you sign the proxy card or voting instruction form but do not specify how you want your shares to be voted, your shares will be voted by the named proxies in favor of the election of all of the director nominees and in accordance with the directors’ recommendations on the other matters listed on the proxy card or voting instruction form.

What options do I have in filling out my proxy card and what happens if I return the proxy card without marking a vote?

The proxy card is in a form that permits you to withhold authority to vote for the election of any or all of the seven nominated directors and to separately approve or disapprove of the appointment of KPMG LLP as CDI’s independent auditor for 2005. If you sign and return the proxy card, your shares will be voted for the election of all of the seven nominated directors unless you indicate that authority to do so is withheld and in favor of the appointment of KPMG LLP as CDI’s independent auditor unless you specify a different vote.

How is my CDI stock in the company’s 401(k) plan voted?

If you own CDI stock in the CDI Corporation 401(k) Savings Plan, you will receive a proxy card that will serve as voting instructions to the trustee of that plan. The trustee will vote your shares in the manner you direct. Shares in the 401(k) plan will not be voted unless the proxy card is signed and returned.

Can I change my mind after I vote?

If you vote by proxy, you can revoke that proxy at any time before it is voted at the meeting. You can do this by: (1) voting again on the Internet or by telephone prior to the meeting; (2) signing another proxy card with a later date and returning it prior to the meeting; or (3) if you are a registered shareholder, by giving written notice of revocation to the Secretary of CDI or by attending the meeting in person and casting a ballot.

If I am a beneficial holder, how are my shares voted if I do not return voting instructions?

Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority, under the rules of the New York Stock Exchange, to vote shares on certain “routine” matters for which their customers do not provide voting instructions. The election of directors and the ratification of KPMG LLP as CDI’s independent auditor are considered routine matters. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial holder of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered to be cast on that proposal. Therefore, broker non-votes will have no effect on the outcome of any matter being voted on at the Annual Meeting, assuming that a quorum is obtained.

What constitutes a quorum for the Annual Meeting?

The presence, in person or by proxy, of a majority of the number of outstanding shares of CDI stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business. Votes withheld from director nominees and abstentions will be counted in determining whether a quorum has been reached. Shares represented by proxies that reflect abstentions and broker non-votes are considered to be present at the meeting. Since there were 19,714,184 shares of CDI stock outstanding on the record date, 9,857,093 shares are necessary for a quorum at the Annual Meeting.

How many votes are required to elect the director nominees?

Assuming that a quorum is present, directors are elected by a plurality of the votes cast, which means the seven nominees who receive the highest number of votes will be elected as directors. Each share of CDI stock is entitled to one vote for each of the seven director nominees and there is no cumulative voting. Shares represented by proxies that are marked “withhold authority” for the election of one or more director nominees will not be counted as a vote cast for those persons.

How many votes are required to approve the other matter to be voted on?

Assuming that a quorum is present, proposals are decided by a majority of the votes cast, in person or by proxy, at the Annual Meeting by all shareholders entitled to vote. Shares represented by proxies that reflect abstentions and broker non-votes will not be considered to be a vote cast on any matter.

Who is soliciting proxies on behalf of the company?

The solicitation of proxies is being made by CDI at its cost, principally by mail. If it appears desirable to do so in order to assure adequate representation of shareholders at the meeting, officers and other employees of CDI may contact shareholders, banks, brokerage firms or nominees by telephone, e-mail or in person to request that proxies be returned in time for the meeting. No solicitation is being made by specially engaged employees or by paid solicitors.

How will a proposal or other matter that was not included in this Proxy Statement be handled for voting purposes if it comes up at the Annual Meeting?

If any matter that is not described in this Proxy Statement were to properly come before the Annual Meeting, the named proxies intend to vote the shares represented by them as the Board of Directors may recommend. Shares represented by proxy cards that are marked to deny discretionary authority to the named proxies on other matters considered at the Annual Meeting will not be counted in determining the number of votes cast with respect to those matters. At this time, we do not know of any other matters that might be presented for shareholder action at the Annual Meeting.

Where and when is the Annual Meeting being held?

The Annual Meeting will be held on Tuesday, May 24, 2005 at 10:00 a.m., in the Notman East Room on the 51st Floor of the Bell Atlantic Tower, which is located at 1717 Arch Street in Philadelphia, Pennsylvania.

What happens if the Annual Meeting is postponed or adjourned?

Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

What do I need to do if I want to attend the Annual Meeting?

You do not need to make a reservation to attend the Annual Meeting. However, please note that in order to be admitted to, and to vote at, the meeting you will need to demonstrate that you were a registered CDI shareholder on March 16, 2005.

If I am a beneficial holder, can I came to the meeting and vote my shares?

If you want to vote in person at the meeting and you hold shares of CDI stock in street name, you must obtain a proxy card from your broker and bring that proxy card to the meeting, together with a copy of a brokerage statement reflecting your stock ownership as of the record date.

What is householding?

If you and other residents at your mailing address own shares of CDI stock in street name, your broker, bank or other nominee may have notified you that your household will receive only one proxy statement and annual report for each company in which you hold stock through that broker, bank or nominee. This practice is known as “householding.” Unless you responded that you did not want to participate in “householding,” you were deemed to have consented to this practice. Each shareholder will continue to receive a separate proxy card or voting instruction form.

If you did not receive your own copy of this year’s CDI proxy statement or annual report, CDI will send a copy to you if you mail a written request to Investor Relations, CDI Corp., 1717 Arch Street, 35th Floor, Philadelphia, PA 19103 or call (215) 569-2200.

If you would like to receive your own copy of CDI’s proxy statement and annual report in the future, or if you share an address with another CDI shareholder and together both of you would like to receive only a single set of these documents, you should contact your broker, bank or other nominee.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Board of Directors has nominated seven directors for election at CDI’s 2005 Annual Meeting, to hold office until next year’s Annual Meeting. Each of the nominees is currently a member of the Board. One of the current directors, Walter Blankley, has decided to retire from the Board effective upon this year’s Annual Meeting. The size of the Board will be reduced to seven at that time, though it may be increased in the future. The named proxies intend to vote FOR the seven nominees below except as to shares for which authority to do so are withheld. The Board is not aware of any reason why any nominee will be unable to stand for election as a director or serve if elected, but if any such nominee should become unavailable, the Board may nominate, and the named proxies may vote for, a substitute nominee.

The following table sets forth information about the nominees for election to the Board of Directors.

Name	Age	Director of Company Since		Principal Present Position, Business Experience During Past Five Years and Other Directorships
Roger H. Ballou	54	2001		Mr. Ballou has been the President and Chief Executive Officer of CDI since October 2001. From September 2000 to September 2001, he was a private consultant. He was the Chairman and Chief Executive Officer of Global Vacation Group, Inc. from March 1998 to September 2000. He currently serves as a Director of Alliance Data Systems Corporation.

Michael J. Emmi	63	1999		Mr. Emmi has been, since April 2002, the Chairman and Chief Executive Officer of IPR International LLC (based in Conshohocken, PA), which provides data storage and document management services. He was the Chairman and Chief Executive Officer of Systems & Computer Technology Corporation (a Malvern, PA-based supplier of information technology services and software to universities) from 1985 to January 2002. He currently serves as a Director of Education Management Corporation and Metallurg, Inc.

Walter R. Garrison	78	1958	*	Mr. Garrison has been the Chairman of the Board of CDI since 1961. From 1961 until 1997, he was also the President and Chief Executive Officer of CDI.

Kay Hahn Harrell	64	1998		Ms. Harrell has been the Chairman and Chief Executive Officer of Fairmarsh Consulting (St. Simons Island, GA) since 1993.

Lawrence C. Karlson	62	1989		Mr. Karlson is a private investor and consultant. Since 2000, he has served as Chairman of the Board of Mikron Infrared Company, Inc. He is also a director of H&E Equipment Services L.L.C.

Ronald J. Kozich	66	2003		Mr. Kozich was the Managing Partner of Ernst & Young LLP’s Philadelphia office from 1991 to 1999, when he retired. He currently serves as a Director of Tasty Baking Company and a member of the Board of Managers of IPR International LLC.

Barton J. Winokur	65	1968	*	Mr. Winokur is the Chairman and a partner in the law firm of Dechert LLP, based in Philadelphia, PA.

*	Includes periods served as a director of CDI Corporation, our predecessor registrant under the Securities Exchange Act of 1934.

The Board of Directors unanimously recommends a vote FOR the election of each of the seven nominees identified in Proposal One. Shares represented by the enclosed Proxy will be voted FOR all seven nominees unless a contrary choice is specified.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Corporate governance encompasses the internal policies and practices by which the CDI Board of Directors operates. The Board of Directors of CDI believes that effective and consistent corporate governance is an essential part of the company’s conducting itself in a responsible, legal and ethical manner. In that regard, the Board has developed and adopted Corporate Governance Principles to provide a framework for the governance of CDI. The Corporate Governance Principles address issues such as the Board’s role and responsibilities, the size and composition of the Board, meeting procedures, and committee structure. CDI’s Corporate Governance Principles are posted on our website at www.cdicorp.com, and will be provided in print to any shareholder who delivers a request to Investor Relations, CDI Corp., 1717 Arch Street, 35th Floor, Philadelphia, PA 19103.

Independence of the Directors

CDI’s Corporate Governance Principles, as well as the listing standards of the New York Stock Exchange, require that at least a majority of the directors of the company must be “independent directors” (as that term is defined under the New York Stock Exchange listing standards and any other applicable law). The Board conducts an annual review of the independence of all of its members. In connection with that review, the Board examines and considers information provided by the directors and the company which might indicate any material relationships (e.g., commercial, consulting, banking, legal, accounting, charitable or family relationships) that would impair the independence of any of the directors. For purposes of this review, the Board has used the guidelines contained in the New York Stock Exchange listing standards rather than having developed its own categorical standards for independence. In February 2005, the Board reviewed this matter and determined that all of the directors of CDI are independent (and satisfy the independence requirements set forth in the listing standards of the New York Stock Exchange) except for Roger Ballou and Barton Winokur. Mr. Ballou, the Chief Executive Officer, is the only director who is a CDI employee. Mr. Winokur is the Chairman of Dechert LLP, a law firm that provides legal services to CDI and sublets office space to CDI.

Code of Ethics

The Board has adopted a Code of Ethics that outlines the principles, policies and obligations that must be adhered to by CDI and its directors, officers and employees. The Code of Ethics is designed to foster a culture within CDI of honesty and accountability by requiring all directors, officers and employees to conduct themselves in accordance with all applicable legal requirements and the highest ethical standards. A copy of the Code of Ethics can be found on our website at www.cdicorp.com, and will be provided in print to any shareholder who delivers a request to Investor Relations, CDI Corp., 1717 Arch Street, 35th Floor, Philadelphia, PA 19103.

Board Meetings, Executive Sessions and Directors’ Attendance at Shareholders’ Meetings

The Board of Directors of CDI held six meetings during 2004, and acted on two other occasions by unanimous written consent. Each of the incumbent directors attended more than 90% of the total number of meetings held during 2004 by the Board and the committees of the Board on which he or she served during the year.

The non-management directors meet by themselves in regularly scheduled executive sessions, without management directors or executive officers of CDI present. Those executive sessions, which are scheduled and presided over by the Chairman of the Board (currently Walter Garrison), are generally held in conjunction with each Board meeting. Under CDI’s Corporate Governance Principles, if the Chairman of the Board were not an independent director, the independent directors would select from among themselves a continuing presiding independent director who would preside at executive sessions of the non-management directors.

It is CDI’s policy that all Board members are expected to attend the annual meetings of shareholders. In order to facilitate such attendance, CDI’s practice is to schedule its annual shareholders’ meetings on the same day as a Board meeting. At CDI’s 2004 shareholders’ meeting, all of the company’s directors were present.

Committees of the Board

The Board of Directors has established the following five standing committees to assist the Board in carrying out its responsibilities: the Audit Committee, the Compensation Committee, the Executive Committee, the Finance Committee and the Governance and Nominating Committee. The charter of each of these committees is available on our website at www.cdicorp.com, and will be provided in print to any shareholder who delivers a request to Investor Relations, CDI Corp., 1717 Arch Street, 35th Floor, Philadelphia, PA 19103.

Here are the current members of each committee:

Audit	Compensation	Executive	Finance	Governance
Lawrence Karlson * Kay Hahn Harrell Ronald Kozich	Walter Blankley * Lawrence Karlson Ronald Kozich	Roger Ballou * Walter Garrison Barton Winokur	Barton Winokur * Roger Ballou Michael Emmi Lawrence Karlson	Walter Garrison * Walter Blankley Michael Emmi

*	Chairperson

The Audit Committee assists the Board in fulfilling its oversight responsibilities by reviewing the financial reports and other financial information provided by CDI to shareholders, the Securities and Exchange Commission and others, monitoring the company’s financial reporting processes and internal control systems, and retaining and overseeing the audit activities of the company’s independent auditor and internal auditors. This Committee also reviews the independent auditor’s qualifications and independence, as well as CDI’s compliance with its ethics policies and with applicable legal and regulatory requirements. This Committee held eighteen meetings during 2004.

The Compensation Committee oversees CDI’s executive compensation programs. The Committee has sole authority to determine the Chief Executive Officer’s compensation. The Committee reviews, approves and recommends to the Board for approval, the compensation arrangements for CDI’s other executive officers. In addition, the Committee reviews and approves the overall principles of incentive compensation for other members of the company’s management team. This Committee held six meetings during 2004.

The Executive Committee exercises all the powers of the Board, subject to certain limitations, when the Board is not in session and is unable to meet or it is impractical for the Board to meet. This Committee did not hold any meetings during 2004.

The Finance Committee oversees the financial affairs and policies of CDI, including review of the company’s annual operating and capital plans and major acquisitions or dispositions. This Committee held two meetings during 2004.

The Governance and Nominating Committee oversees matters relating to Board organization and composition, regulatory compliance, and evaluations of Board and executive management effectiveness. The Committee also (a) provides the Board with recommendations of new members of the Board after evaluating candidates, and assists in attracting qualified candidates; (b) assists the Board in selecting and evaluating the performance of the Chief Executive Officer for purposes of making decisions about the retention of the CEO; (c) reviews executive succession planning and executive recruitment strategies and processes and recommends procedures to assure a smooth and orderly CEO transition when the need arises; and (d) reviews CDI’s Corporate Governance Principles and recommends such changes as may be appropriate. The Governance and Nominating Committee held three meetings during 2004.

Audit Committee Membership

No member of the Audit Committee is a current or former officer or employee of CDI. The New York Stock Exchange and the Securities and Exchange Commission have adopted standards for independence of Audit Committee members. The Board has determined that each of the current members of the Audit Committee satisfies these independence standards and is financially literate.

CDI’s Board of Directors has also determined that Ronald Kozich, a member of the Audit Committee and an independent director, qualifies as an “audit committee financial expert” and has accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange. The rules of the Securities and Exchange Commission define an “audit committee financial expert” as a person who has acquired certain attributes through education and experience that are particularly relevant to the functions of an audit committee. Ronald Kozich is a former Managing Partner of the Philadelphia office of the accounting firm Ernst & Young LLP.

Process for Nominating Directors

As provided in its charter, the Governance and Nominating Committee is responsible for identifying qualified Board candidates and recommending their nomination for election to the Board as well as for recommending the slate of nominees for election to the Board at each annual meeting of shareholders. The charter of the Governance and Nominating Committee is posted on CDI’s website at www.cdicorp.com. The Board has concluded that all of the members of the Governance and Nominating Committee meet the standards for independence established by the New York Stock Exchange.

When the Board wishes to add a new director, the Governance and Nominating Committee does an analysis of the skills and experience of the current directors in order to identify the particular additional skills and experience that would be desirable in a new director so as to complement and enhance the existing Board. To be considered for Board membership, a candidate must, in the Committee’s judgment, possess sound judgment, superior intelligence and exhibit the highest levels of personal character and integrity, and have demonstrated significant ability in his or her professional field. Other factors considered include the candidate’s available time to devote to CDI Board matters and whether the individual meets the existing independence requirements.

Prospective candidates typically are recommended by existing Board members and their associates. The Governance and Nominating Committee will consider candidates recommended by CDI’s shareholders. Shareholders wishing to recommend candidates for nomination to the Board of Directors should submit to the Secretary of the company the name, a statement of qualifications and the written consent of the candidate. Recommendations may be submitted at any time and will be brought to the attention of the Governance and Nominating Committee. The address to which such recommendations should be sent is:

Governance and Nominating Committee

Attention: General Counsel and Secretary

CDI Corp.

1717 Arch Street, 35th Floor

Philadelphia, PA 19103-2768

The Committee has not in the past retained or paid any third party to assist in identifying and evaluating nominees.

Once a prospective candidate is identified, the Committee does a preliminary evaluation. If the proposed candidate passes the initial evaluation, the candidate is invited to meet with one or two Committee members. Then, if the candidate impresses the Committee, arrangements are made for the candidate to meet with the entire Board, typically in an informal setting. While the Committee makes recommendations for director nominations, the Board is responsible for final approval. The Committee’s process for evaluating candidates is the same regardless of whether a candidate is recommended by shareholders or others.

In determining whether to recommend a current director for re-election, the Committee considers, in addition to the basic qualifications for a new director which are described above, the director’s past attendance at and participation in meetings and his or her overall contributions to the activities of the Board.

Director Compensation and Stock Ownership Requirements

Each director who is not an employee of CDI or one of its subsidiaries receives a retainer fee of $55,000 per year as compensation for the director’s service on the Board. The Chairman of the Board is paid an additional fee of $60,000 per year, and also receives $40,000 towards the cost of administrative support services to assist in the performance of the Chairman’s duties. For service on committees of the Board, non-employee directors receive an additional $5,000 per year for each committee chaired ($10,000 in the case of the Audit Committee and the Compensation Committee) and $3,000 per year for each committee served on in excess of one. Also, non-employee directors are paid meeting attendance fees of $1,000 for each Board meeting and $750 for each Committee meeting. With respect to the $55,000 retainer fee, directors can elect to be paid in any combination of (a) cash, (b) CDI stock options, or (c) CDI stock on a deferred basis through the Stock Purchase Plan for Management Employees and Non-Employee Directors (the SPP).

If a director elects to receive stock options for all or a portion of the retainer fee, the number of options which the director receives will be determined using a Black-Scholes valuation methodology.

If a director elects to receive stock through the SPP for all or a portion of the retainer fee, the director will receive units that correspond to a right to receive one share of CDI stock upon completion of the applicable vesting period (from three to ten years, as selected by the director). The number of units is calculated by dividing the dollar amount of deferred retainer fees by the market value of CDI stock at the beginning of the fee year. Under the SPP, the company makes a matching contribution of one SPP unit for every three SPP units acquired by the director.

No consulting fees were paid in 2004 to any of CDI’s directors.

Under a 1978 supplemental pension agreement with Walter Garrison, CDI pays him a pension of $35,000 per year for fifteen years following his retirement (which began in 1997). If Mr. Garrison dies prior to receiving all such payments, his beneficiaries will receive the balance remaining in a lump-sum payment.

Under stock ownership requirements established by the Board, each director who has served on the Board for at least four years is required to own at least $100,000 in market value of CDI stock. Any director who does not own this amount of stock by and after the director’s fourth year on the Board would then automatically have up to $30,000 of the director’s retainer fee payable in subsequent years deferred into the SPP until this requirement is met. SPP units are treated as shares owned for purposes of this stock ownership requirement, as are shares owned directly by a director’s spouse and shares held in a trust established by the director for his or her own benefit or for the benefit of members of his or her family. As of December 31, 2004, all of the members of the Board owned at least $100,000 of CDI stock except for Ronald Kozich, who has served on the Board for only two years and who is therefore not yet subject to the stock ownership requirement.

Communicating with CDI’s Board of Directors

Shareholders of CDI who wish to communicate with the Chairman of the Board or with the non-management directors as a group may do so by writing to:

CDI Corp. Board of Directors

Attn: Non-Management Directors

c/o CDI Corp. General Counsel and Secretary

1717 Arch Street, 35th Floor

Philadelphia, PA 19103-2768

All such letters will be forwarded unopened to the Chairman of the Board (if he or she is an independent director, as is presently the case, or to the presiding independent director if the Chairman were not an independent director).

PRINCIPAL SHAREHOLDERS

As of March 10, 2005, the following persons and entities were known by the company to be beneficial owners of more than 5% of the outstanding shares of CDI stock. The following table shows, as of that date (or such other date as is indicated in the footnotes), the number of shares of CDI stock beneficially owned by those principal shareholders and the percentage which that number represents of the total shares of CDI stock beneficially owned by all holders as of that date.

Name and Address of Beneficial Owner	Number of Shares of CDI Stock Beneficially Owned*		Percentage of Total Shares of CDI Stock Beneficially Owned
Lawrence C. Karlson and Barton J. Winokur, as Trustees of certain trusts for the benefit of Walter R. Garrison’s children, and Donald W. Garrison, Lawrence C. Karlson, Barton J. Winokur and Paul H. Woodruff, as Trustees of certain other trusts for the benefit of Walter R. Garrison’s children	5,205,618	(1)	26.4%
c/o Arthur R. G. Solmssen, Jr., Esquire
Dechert LLP
4000 Bell Atlantic Tower
1717 Arch Street
Philadelphia, PA 19103

Walter R. Garrison	1,470,661	(2)	7.5%
800 Manchester Avenue, 3rd Floor Media, PA 19063

Artisan Partners Limited Partnership	1,323,400	(3)	6.7%
875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202

Franklin Resources, Inc.	1,103,700	(3)	5.6%
One Franklin Parkway San Mateo, CA 94403

John William Pope Foundation	1,003,001	(4)	5.1%
3401 Gresham Lake Road Raleigh, NC 27615

*	Except as indicated in the footnotes below, the respective beneficial owners have sole voting power and sole investment power with respect to the shares shown opposite their names.

(1)	Each trustee under these trusts has joint voting and investment power with the other trustees with respect to these shares but disclaims any beneficial interest except as a fiduciary. Those trustees who are also directors of CDI own, of record and beneficially, the number of shares of CDI stock shown opposite their names in the table which appears in the following section (entitled “Management Stock Ownership”).

(2)	Does not include the shares held by the various family trusts referred to in this table. See also footnotes (3) and (5) to the following table, in the “Management Stock Ownership” section.

(3)	These numbers are as of December 31, 2004, and are based on Schedule 13G’s filed by the shareholders with the Securities and Exchange Commission.

(4)	As reported to CDI by the shareholder.

MANAGEMENT STOCK OWNERSHIP

The following table sets forth, as to each person who is a director, director nominee or executive officer named in the Summary Compensation Table which appears later in this Proxy Statement, and as to all directors, director nominees and executive officers of CDI as a group, the number of shares of CDI stock beneficially owned as of March 10, 2005 and the percentage which that number represents of the total shares of CDI stock beneficially owned by all holders as of that date.

Name of Individual or Group	Number of Shares of CDI Stock Beneficially Owned*		Percentage of Total Shares of CDI Stock Beneficially Owned
Roger H. Ballou	181,756	(1)	.9%

Walter E. Blankley	11,582	(2)	Less than .1%

Gregory L. Cowan	531		Less than .1%

Michael J. Emmi	5,001		Less than .1%

Walter R. Garrison	1,470,661	(3)(4)(5)	7.5%

Kay Hahn Harrell	8,594	(6)	Less than .1%

Lawrence C. Karlson	57,531	(4)(7)	.3%

Ronald J. Kozich	1,000	(8)	Less than .1%

Joseph R. Seiders	41,399	(9)	.2%

Jay G. Stuart	22,255	(10)	.1%

Cecilia J. Venglarik	31,597	(11)	.2%

Barton J. Winokur	204,717	(4)(5)(12)	1.0%

All directors, director nominees and executive officers as a group (12 persons)	2,036,624	(13)	10.2%

*	Except as indicated in the footnotes below, the respective beneficial owners have sole voting power and sole investment power with respect to the shares shown opposite their names.

(1)	Includes 25,000 shares held indirectly, 10,000 shares of restricted stock which are subject to vesting and 125,000 shares which Mr. Ballou has the right to acquire through the exercise of options. Does not include 75,000 option shares that are not yet exercisable or 5,561 SPP units which have not yet vested and which are not scheduled to vest within 60 days. (For a description of the SPP as it applies to executives, see footnote (2) to the Summary Compensation Table.)

(2)	Consists of 9,054 shares held indirectly and 2,528 SPP units which are scheduled to vest within 60 days. Does not include 4,929 SPP units which have not yet vested and which are not scheduled to vest within 60 days. However, upon Mr. Blankley’s announced retirement from the Board on May 24, 2005, those 4,929 SPP units will become vested. (For a description of the SPP as it applies to directors, see below under “Compensation of Directors”.)

(3)	Includes 85,267 shares held indirectly. Does not include 8,366 SPP units which have not yet vested and which are not scheduled to vest within 60 days. Also does not include 32,000 shares held by The Garrison Family Foundation, which is a charitable trust. Mr. Garrison is one of twelve trustees of The Garrison Family Foundation, but disclaims beneficial ownership of the foundation’s shares except as a fiduciary.

(4)	Does not include 5,205,618 shares of CDI stock held in various trusts created by Walter Garrison for the benefit of his children. These shares are referenced above in the Principal Shareholders table under the names of the trustees of the various trusts. Two of the trustees, Lawrence Karlson and Barton Winokur, are directors of CDI and a third trustee, Donald Garrison, is Walter Garrison’s brother. Walter Garrison disclaims beneficial ownership of these shares, as do the trustees except as fiduciaries.

(5)	Does not include 175,000 shares held by The Garrison Foundation, a charitable trust established for the benefit of the Pennsylvania Institute of Technology. Among the five trustees of The Garrison Foundation are Walter Garrison and Barton Winokur, who are directors of CDI. The trustees disclaim beneficial ownership of these shares except as fiduciaries.

(6)	Includes 1,175 shares that Ms. Harrell has the right to acquire through the exercise of options and 1,517 SPP units which are scheduled to vest within 60 days. Does not include 1,947 option shares that are not yet exercisable or 1,580 SPP units that are not scheduled to vest within 60 days.

(7)	Includes 2,528 SPP units which are scheduled to vest within 60 days. Does not include 4,929 SPP units which have not yet vested and which are not scheduled to vest within 60 days.

(8)	Does not include 2,359 SPP units which have not yet vested and which are not scheduled to vest within 60 days.

(9)	Includes 25,164 shares that Mr. Seiders has the right to acquire through the exercise of options. Does not include 17,760 option shares that are not yet exercisable, 2,834 Stock Appreciation Rights (SAR’s) that are not yet exercisable, 2,125 shares of deferred stock that are not yet vested and which are not scheduled to vest within 60 days, or 2,942 SPP units which have not yet vested and which are not scheduled to vest within 60 days.

(10)	Includes 600 shares held indirectly, 5,000 shares of restricted stock that are subject to vesting and 10,500 shares that Mr. Stuart has the right to acquire through the exercise of options. Does not include 49,500 option shares that are not yet exercisable or 1,343 SPP units which have not yet vested and which are not scheduled to vest within 60 days.

(11)	Includes 30,096 shares that Ms. Venglarik has the right to acquire through the exercise of options. Does not include 22,220 option shares that are not yet exercisable, 2,834 SAR’s that are not yet exercisable, 2,125 shares of deferred stock that are not yet vested and which are not scheduled to vest within 60 days, or 3,419 SPP units which have not yet vested and which are not scheduled to vest within 60 days.

(12)	Does not include 19,000 shares held by a foundation of which Mr. Winokur is the sole trustee. Mr. Winokur has no pecuniary interest in the income or assets of that foundation and disclaims beneficial ownership of those shares except as a fiduciary.

(13)	If the 5,205,618 shares held in the Garrison family trusts referred to in footnote (4) above, the 175,000 shares held by The Garrison Foundation referred to in footnote (5) above and the 32,000 shares held by The Garrison Family Foundation referred to in footnote (3) above were combined with the 2,036,624 shares shown in this table as held by directors, director nominees and executive officers as a group, the total would be 7,449,242 shares or 37.4% of the total shares of CDI stock.

EXECUTIVE COMPENSATION

Identification of the Executive Officers

The Board of Directors of CDI annually elects the executive officers of the company, traditionally at the meeting of the Board held on the day of the Annual Meeting of Shareholders. Below are CDI’s executive officers at the end of 2004, along with their business experience over the past five years:

Roger H. Ballou, age 54, has been the President and Chief Executive Officer of CDI since October 2001 and has served as a director of CDI since that time. Previously, Mr. Ballou was a private consultant (from September 2000 to September 2001) and the Chairman and Chief Executive Officer of Global Vacation Group, Inc. (from March 1998 to September 2000).

Jay G. Stuart, age 56, became the Executive Vice President and Chief Financial Officer of CDI in November 2002. Previously, Mr. Stuart was a private consultant (from September 2001 to October 2002) and Executive Vice President and Chief Financial Officer of Global Vacation Group, Inc. (from May 1999 to September 2001).

Joseph R. Seiders, age 56, has been the Senior Vice President and General Counsel of CDI since 1987.

Cecilia J. Venglarik, age 55, has been CDI’s Senior Vice President, Human Resources since September 2001. Previously, she served as CDI’s Vice President, Corporate Human Resources Services (from November 1999 to September 2001).

Summary Compensation Table

The following table sets forth certain information regarding the compensation for services to CDI and its subsidiaries during the last three fiscal years which was earned by each person who was serving as an executive officer of CDI at the end of 2004, as well as one additional person (Gregory Cowan) who was an executive officer during 2004 and would have been included in the table but for the fact that he was not serving as an executive officer of CDI at the end of the year. The five executives who are included in this Summary Compensation Table are referred to in this Proxy Statement as the “Named Executive Officers”. Because Gregory Cowan’s employment ended in mid-December 2004, his compensation information for 2004 in the chart below does not reflect a full year. Because Jay Stuart was not employed by CDI until October 2002, his compensation information for 2002 in the chart below reflects a partial year.

		Annual Compensation		Long-Term Compensation		All Other Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock Awards ($) (1)	Securities Underlying Options (#)	($) (2)
Roger H. Ballou, President and Chief Executive Officer	2004 2003 2002	555,000 525,000 500,000	0 24,806 436,875	0 0 0	0 0 0	500 400 756,515	(3)

Jay G. Stuart, Executive Vice President and Chief Financial Officer (beginning in November 2002; employment began in October 2002)	2004 2003 2002	303,770 280,000 58,333	0 8,820 40,775	0 0 255,000	10,000 0 50,000	500 1,149 3,405

		Annual Compensation		Long-Term Compensation		All Other Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock Awards ($) (1)	Securities Underlying Options (#)	($) (2)
Joseph R. Seiders, Senior Vice President and General Counsel	2004 2003 2002	284,000 284,000 284,000	0 5,368 99,258	0 0 0	10,000 10,000 6,400	500 861 19,108

Cecilia J. Venglarik, Senior Vice President, Human Resources	2004 2003 2002	220,000 220,000 220,000	0 6,237 115,335	0 0 0	10,000 10,000 6,400	500 918 17,057

Gregory L. Cowan, Former Senior Vice President and Chief Accounting Officer (until December 12, 2004)	2004 2003 2002	224,316 238,050 238,050	0 4,499 138,664	0 0 0	7,500 5,000 6,400	44,407 400 9,059	(4)

(1)	Restricted stock awards in the Summary Compensation Table are valued based on the market value of CDI stock on the date of the award. As of the end of 2004, the Named Executive Officers owned the following number of restricted shares, with the following market values (based on the closing market price per share of CDI stock on December 31, 2004, which was $21.38 per share):

Executive Officer	Number of Restricted Shares	Market Value ($)
Roger Ballou	10,000	213,800
Jay Stuart	5,000	106,900
Gregory Cowan	0	0
Joseph Seiders	0	0
Cecilia Venglarik	0	0

The 10,000 restricted shares owned by Roger Ballou at the end of 2004 vest on October 1, 2005. Of the 5,000 restricted shares owned by Jay Stuart at the end of 2004, 2,500 shares vest on October 14, 2005 and 2,500 shares were originally scheduled to vest on October 14, 2006 but will not vest, in accordance with the severance agreement with Jay Stuart (who will be leaving CDI later this year). Restricted shares that do not vest are forfeited. Gregory Cowan forfeited his remaining 500 shares of restricted stock upon his resignation from the company. These holders of unvested restricted stock are entitled to receive any dividends that are paid on CDI stock.

(2)	Except as described in footnotes (3) and (4) below, All Other Compensation consists of company contributions and allocations to the following employee benefit plans and bonus programs: (a) CDI’s qualified Retirement Plan (however, no company contributions were made to the accounts of the executive officers for 2004 or 2003); (b) CDI’s qualified 401(k) plan (for 2004, a $500 matching company contribution was made to the account of each executive officer other than Mr. Cowan); (c) CDI’s non-qualified excess benefit plan (however, no company contributions were made to the accounts of the executive officers for 2004 or 2003); and (d) CDI’s stock purchase plan (the SPP).

Under the SPP, participants use a portion of their annual bonus awards to purchase SPP units, each of which corresponds to a participant’s right to receive one share of CDI stock upon the satisfaction of the applicable vesting period. Participants such as the Named Executive Officers, who are required to participate in the SPP, automatically have 25% of their annual bonus award withheld on a pre-tax basis to purchase SPP units. Participants may voluntarily have up to an additional 25% of their annual bonus award withheld on a pre-tax basis to purchase SPP units. Under the SPP, the company makes a matching contribution of one SPP unit for every three SPP units purchased by the participant on a voluntary basis. For 2004, no SPP units were contributed by the company to the Named Executive Officers because no bonuses were earned.

(3)	CDI requires Roger Ballou to maintain his primary residence in the Philadelphia metropolitan area. To induce Mr. Ballou to become the Chief Executive Officer of CDI in October 2001, the company agreed to reimburse Mr. Ballou for (a) the ordinary and necessary costs of selling his old residence in Washington, D.C. and purchasing a new residence in Philadelphia, (b) his expenses incurred in locating a new residence and (c) the cost of moving his and his family’s personal belongings to the new residence. Under this agreement, the reimbursement of his sale and purchase costs was increased to account for the additional income taxes that Mr. Ballou would be required to pay with respect to these amounts. The total payments made by CDI to Roger Ballou in connection with these arrangements ($756,115) are included in the Summary Compensation Table under All Other Compensation for 2002.

(4)	CDI paid to Gregory Cowan, following the termination of his employment with the company, $44,407 for his accrued vacation time.

Option Grants in Last Fiscal Year

The following table sets forth information concerning all grants of stock options to the Named Executive Officers during 2004. No options were granted to Roger Ballou during the past year.

	Individual Grants						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
Name	Number of Securities Underlying Options Granted (#)		Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)(1)	Expiration Date		5% ($)	10% ($)
Jay G. Stuart	10,000	(3)	3.6%	29.40	3/24/11		119,688	278,923

Joseph R. Seiders	10,000	(3)	3.6%	28.80	3/1/11		117,245	273,231

Cecilia J. Venglarik	10,000	(3)	3.6%	28.80	3/1/11		117,245	273,231

Gregory L. Cowan	7,500	(3)	2.7%	28.80	3/1/11	(4)	87,934	204,923

(1)	All options were granted with exercise prices equal to the closing price of CDI stock on the New York Stock Exchange on the last trading day immediately preceding the date of grant. The date of grant for all of the options was March 1, 2004, except for Jay Stuart’s options, which were granted on March 24, 2004.

(2)	The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the price of CDI stock or the present or future value of the options.

(3)	The options granted to the Named Executive Officers during 2004 are not exercisable until they vest. Twenty percent of the options vest on each of the first five anniversaries of the date of grant.

(4)	The options granted to Gregory Cowan in 2004 terminated in December 2004, shortly after his resignation from CDI.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information regarding stock options exercised by the Named Executive Officers during 2004 as well as the number of unexercised stock options and the value of unexercised in-the-money stock options at the end of 2004 held by the Named Executive Officers. As indicated by the table, none of the Named Executive Officers exercised any CDI stock options during 2004.

			Number of Securities Underlying Unexercised Options at FY-End (#)			Value of Unexercised In-The-Money Options at FY-End ($)*
Name	Shares Acquired on Exercise(#)	Value Realized ($)	Exercisable	Unexercisable		Exercisable	Unexercisable
Roger H. Ballou	—	—	125,000	375,000	(1)	666,250	1,998,750

Jay G. Stuart	—	—	8,500	51,500		0	0

Joseph R. Seiders	—	—	17,644	25,280		25,740	17,160

Cecilia J. Venglarik	—	—	22,486	29,830		57,184	38,123

Gregory L. Cowan	—	—	0	0		0	0

*	The value of each option share is based on the market value of CDI stock on December 31, 2004 ($21.38 per share) minus the option exercise price.

(1)	300,000 of those option shares were cancelled on February 15, 2005. Mr. Ballou did not receive any payment or other consideration in exchange for such cancellation

Agreements with the Named Executive Officers

Following is a summary of the principal terms of an employment agreement between CDI and its Chief Executive Officer, a severance agreement between CDI and its Chief Finance Officer, as well as compensatory arrangements between CDI and the Named Executive Officers involving possible payments in excess of $100,000 in the event of the resignation, retirement or other termination of such executives’ employment with CDI or a change of control of the company.

Employment Agreement with Roger H. Ballou

CDI entered into a four-year employment agreement with Roger Ballou effective October 1, 2001, pursuant to which Mr. Ballou serves as the company’s President and Chief Executive Officer. Under that agreement, Mr. Ballou receives or received compensation consisting of (a) a base salary (initially, at the rate of $500,000 per year, and then subject to discretionary increases), (b) participation in a bonus program, as described in the next paragraph, (c) an initial grant of 40,000 shares of restricted stock, and (d) an upfront grant of options to purchase 500,000 shares of CDI stock. On February 15, 2005, Mr. Ballou and the company agreed to cancel 300,000 of the 500,000 option shares.

Under Roger Ballou’s bonus arrangement, annual target goals based on CDI’s operational plan are agreed upon with the Compensation Committee. The goals established by the Committee include a target goal and a maximum performance goal. The bonus to be paid to Mr. Ballou for attaining the target goal for any calendar year is 75% of Mr. Ballou’s base salary for that year. Mr. Ballou’s employment agreement provides that he and the Compensation Committee may agree that compliance with his bonus arrangement will be achieved by his participation in the company’s executive bonus program on terms and conditions substantially similar to those applicable to the other senior executives of CDI.

If Roger Ballou’s employment is terminated (a) by the company other than for cause or (b) by Mr. Ballou if his title changes, his duties materially change, his place of employment is moved outside the Philadelphia area or CDI’s principal offices are moved by more than fifty miles (any of which is referred to in Mr. Ballou’s employment agreement as “Good Reason”), then the company will continue to pay his base salary (or, upon Mr. Ballou obtaining other employment, 50% of his base salary) until the earlier of the fourth anniversary of his employment agreement or the expiration of a “severance period”, provided that Mr. Ballou signs a release and waiver of all claims against CDI. That “severance period” was initially thirty months and is reduced by one half month for each month Mr. Ballou is employed under his employment agreement. In addition, if (a) the company terminates Mr. Ballou’s employment without cause, (b) Mr. Ballou resigns for Good Reason, or (c) there is a change in control of the company, then (i) all of his shares of restricted stock that would vest within the following year will immediately vest, and (ii) his 100,000 option shares which ordinarily vest over the first four years after the date of grant would be accelerated by one year. Furthermore, upon a change in control, the price conditions on the vesting of all or a portion of his other 100,000 option shares will be deemed to have been satisfied to the extent that the price at which CDI stock was purchased (i.e., the purchase of which gave rise to that change in control) is equal to or greater than the price conditions for vesting.

Executive Severance Guidelines

Under severance guidelines that have been approved by the Compensation Committee, persons such as the Named Executive Officers are entitled to receive continuing payments of bi-weekly amounts equal to the base salary payments they were receiving before their termination for twelve months following their termination unless they resign or are terminated for cause. In addition, each executive (unless he or she resigns or is terminated for cause) would have up to two months following termination of employment in which to exercise any stock options that had vested prior to termination of employment. During the twelve-month severance period, CDI would continue to pay the same portion of the executive’s health insurance premiums as it was previously paying and the company would pay up to $15,000 in outplacement services. However, if the departed executive secures another job, his or her severance payments cease unless CDI elects to continue the payments for non-compete protection. In return for receiving these severance payments, the executive must agree to release the company from claims. If an executive would be entitled to severance benefits under his or her employment agreement that are greater than those contained in the severance guidelines, the agreement provisions would govern. Roger Ballou is the only Named Executive Officer who currently has an employment agreement providing for severance benefits. Gregory Cowan received no severance payments following his departure from CDI in December 2004 because he resigned. Jay Stuart’s severance arrangements are described below.

Severance Agreement with Jay Stuart

On December 6, 2004, CDI and Jay Stuart agreed that Mr. Stuart would leave the company in May 2005 and move back to his home and family in the New York City area. On December 20, 2004, CDI and Jay Stuart entered into a Release and Waiver of Claims and Non-Competition Agreement relating to the termination of Mr. Stuart’s employment. That agreement states that the termination date will be May 31, 2005 or such other date as the parties may agree. Under this agreement, Jay Stuart will receive: (a) bi-weekly severance payments of $11,923.08 beginning on the termination date and ending on the earlier of the date on which he starts new full-time employment or February 15, 2006 (and if he has not begun full-time employment as of February 15, 2006, CDI will make a lump sum payment to bring the total severance payments up to $310,000);(b) his prorated bonus for 2005 (when and if such bonus is paid in early 2006); (c) a stay bonus of $50,000 if he satisfactorily performs his duties through the termination date; and (d) $15,000 following the termination date, in lieu of CDI paying for outplacement services. Also, the company will permit shares of CDI restricted stock that are held by Jay Stuart as of the termination date to continue to vest during the period that severance payments are made to him. In addition, CDI will assume responsibility for the obligations under Mr. Stuart’s Philadelphia apartment lease from the termination date though its expiration in November 2005, and the company will purchase from Mr. Stuart for $5,000 the furnishings in that apartment. In return, Mr. Stuart (i) agreed not to, for a period of one year after the termination date, compete with CDI, solicit its customers on behalf of a competing business, or solicit or hire CDI’s employees, and (ii) will execute a general release of claims against CDI.

Report of the Compensation Committee of the Board of Directors on Executive Compensation

The Compensation Committee of CDI’s Board of Directors oversees the company’s executive compensation programs. The Committee has sole authority to determine the CEO’s compensation. The Committee reviews, approves and recommends to the Board for approval, the compensation arrangements for the other executive officers. In addition, the Committee reviews and approves the overall principles of incentive compensation for other members of CDI’s management team. The Committee is composed entirely of independent, nonemployee directors and operates pursuant to a written charter (which is posted and publicly available on CDI’s website at www.cdicorp.com).

Principal Objectives

The primary objective of CDI’s executive compensation program is to help the company in attracting, retaining and motivating talented and entrepreneurial executives through pay programs that reward the achievement of both short-term and long-term business results. To attain this objective, the Committee believes that a substantial portion of the compensation paid to CDI’s executives should be at risk and dependent upon the company’s performance. CDI’s executive compensation program reflects this philosophy through the use, in addition to a base salary, of an annual cash bonus based on CDI’s financial performance in a given year, and stock-based awards such as stock options, stock appreciation rights, restricted stock or deferred stock. Annual bonuses and stock-based awards each represent variable compensation elements that are at risk because their value is tied to CDI’s business results and stock price. While annual bonuses reward short-term business results, the stock-based awards are structured as long-term incentives that recognize sustained financial results.

The Committee seeks to establish base salaries and incentive compensation opportunities for CDI’s executives at roughly the median levels paid to executives with similar responsibilities at comparable companies. For this purpose, comparisons are made periodically to companies of comparable size to CDI (without regard to the nature of their business). The Committee retains the services of an independent outside consulting firm to help in determining median competitive compensation levels. This compensation consulting firm, which reports to the Committee and not to management, last did a comprehensive review of competitive executive compensation levels and presented its findings to the Committee in September 2002. Studies have been made since that time where needed to evaluate compensation parameters for specific circumstances.

When CDI’s performance exceeds targeted levels, the company’s variable pay programs are intended to provide above-average total compensation (as compared to the levels paid to executives with similar responsibilities at comparable companies). When performance falls short of the targets, as was the case for 2004, compensation levels are expected to be below average.

CDI’s Stock Plans

During the past year, the Committee developed and adopted the CDI Corp. 2004 Omnibus Stock Plan. That plan was submitted to shareholders for their approval, which was obtained at the 2004 Annual Meeting of Shareholders. The Omnibus Stock Plan is designed to be a flexible umbrella plan that encompasses the types of stock awards used by CDI in recent years (principally, stock options and restricted stock) as well as other types of stock awards that the Committee may choose to use in the future for executive compensation (such as stock appreciation rights, performance units and deferred stock).

Under the Omnibus Stock Plan, 800,000 shares of CDI stock were reserved for future awards (in addition to shares previously reserved under old plans, such as CDI’s stock option plan, that were rolled into the new plan). The shares reserved for issuance under the Omnibus Stock Plan represent a single pool of shares that can be used by the Committee in connection with a variety of different stock programs. In arriving at the 800,000 number, the Committee sought to have a sufficient number of shares to cover awards made over the following three years, and also gave consideration to possible future CEO and CFO grants. The Committee also reviewed an analysis, done by its independent outside consulting firm, of CDI’s stock overhang and dilution, looking at the sum of the outstanding stock options and the shares reserved for future grants, as compared to the sum of the total outstanding shares of CDI stock, the options outstanding and the shares reserved for future grants.

The Committee also administers the CDI Corp. Stock Purchase Plan for Management Employees and Non-Employee Directors (SPP). Under the SPP, executives use a portion of their annual cash bonuses to purchase SPP units, each of which represents an executive’s right to receive one share of CDI stock upon completion of a vesting period that is at least three years. The Named Executive Officers are required to have 25% of their annual bonus award withheld on a pre-tax basis to purchase SPP units. Each executive may voluntarily have up to an additional 25% of his or her annual bonus award withheld on a pre-tax basis to purchase SPP units. Under the SPP, the company makes a matching contribution of one SPP unit for every three SPP units purchased by the executive on a voluntary basis. The SPP supports the Committee’s objective of promoting CDI stock ownership by the company’s executives, to align the executives’ economic interests with those of CDI’s shareholders.

Compensation to the CEO in 2004

Salary and Bonus Compensation to the CEO

The main elements of Roger Ballou’s compensation are based on the employment agreement that he signed when he was hired as President and Chief Executive Officer effective October 1, 2001. That agreement provides for an initial base salary of $500,000 per year, which is subject to discretionary increases. As of January 1, 2004, Mr. Ballou’s salary was increased from $525,000 to $555,000, to move closer to the median market rate for CEO’s of comparably-sized companies. Mr. Ballou’s employment agreement also provides that he will participate in a bonus program under which he can receive an annual target bonus in an amount equal to 75% of his base salary if CDI achieves 100% of its financial goals. For 2004, Mr. Ballou’s target bonus was set at $416,250. The Committee believes that Mr. Ballou’s combined salary and target bonus is at roughly the median level paid to other CEO’s at comparable companies.

Under CDI’s 2004 bonus program applicable to Mr. Ballou and the other Named Executive Officers, the executives were given the opportunity to earn cash bonuses based on the company’s achievement of quantitative financial goals. The financial goals for 2004, as established by the Committee in the beginning of the year, related to three measures: direct margin dollars, net income and return on assets. Direct margin dollars was used to encourage management to achieve more profitable revenue growth and to provide a reward for selling higher margin business. Return on assets was used to drive optimum use by management of all categories of invested capital, including the collection of accounts receivable. Net income was used because it provides the clearest measure of the profitability of the company. The three goals were given the following weights: the direct margin dollars goal represented 25% of the total bonus opportunity, the return on assets goal represented 30%, and the net income goal represented 45%. The same financial measures and weightings were used for executive bonuses in 2004 as were used in the preceding two years in order to provide continuity and to keep bonuses directly dependent upon CDI’s financial performance. A payout scale was established for each financial measure, providing for a threshold level of performance (below which no bonus would be earned), a target level of performance (at which a target bonus amount would be earned), and a cap (the maximum level of performance, above which no additional bonus could be earned).

During 2004, the following percentages of the three financial goals were achieved by CDI, resulting in the payment of no bonuses applicable to those goals:

Financial Goal	% of Goal Achieved	% of Target Bonus Paid
Direct Margin Dollars	87%	0%
Return on Assets	21%	0%
Net Income	24%	0%

Based on these results, in which CDI failed to achieve its targeted level of performance in 2004 in these three key financial measures, Roger Ballou earned no bonus for 2004. This is consistent with the objectives of the company’s executive compensation arrangements, under which pay is highly dependent on CDI’s financial performance.

Equity Compensation to the CEO

Roger Ballou was not granted any stock options in 2004. He has not received any stock options since his initial grant of 500,000 stock options when he joined the company as CEO in October 2001. (In February 2005, Mr. Ballou and the company agreed to cancel 300,000 of those stock options.)

Roger Ballou also received, at the time he was hired in 2001, 15,000 restricted shares of CDI Stock and was given the opportunity to receive up to an additional 25,000 restricted shares if he purchased 25,000 shares of CDI stock shortly after signing his employment agreement. This arrangement provided Mr. Ballou with an incentive to make a personal financial investment in the future success of CDI, in order to further align his interests with the company’s shareholders. Since Mr. Ballou in fact purchased 25,000 shares of CDI stock during the required time period, the company did ultimately award him a total of 40,000 restricted shares in late 2001. All of these restricted shares vest 25% per year over a four-year period. During 2004, another 10,000 of those restricted shares vested, so a total of 30,000 of those shares are no longer restricted.

The significant upfront grant of stock options and restricted stock to Roger Ballou at the time he was hired accomplished the Committee’s objective that a substantial portion of the CEO’s compensation should be at risk and dependent upon CDI’s long-term stock performance.

Compensation to the Other Named Executive Officers in 2004

No increases in base salary levels or target bonus percentages were given in 2004 to the four other Named Executive Officers – Jay Stuart, Joseph Seiders, Cecilia Venglarik and Gregory Cowan – except that Mr. Stuart’s salary was raised from $280,000 to $310,000 as of March 2004. That increase was designed to move his salary closer to the median market rate for CFO’s of comparably-sized companies.

Each of these four Named Executive Officers participated in CDI’s executive bonus program during 2004. Their bonuses were based on the same performance measures and weighting as described above with regard to the bonus for the CEO. As a result of CDI’s failure to achieve targeted levels of 2004 performance, no bonuses were earned by these four executives.

In 2004, Mr. Stuart, Mr. Seiders and Ms. Venglarik were each granted an additional 10,000 stock options, and Mr. Cowan was granted an additional 7,500 stock options, in order to maintain competitive levels of compensation, and to continue to provide them with rewards which are contingent upon CDI’s long-term performance and to align their compensation with the interests of shareholders.

Executive Stock Ownership Requirements

To further advance the objective of aligning the interests of the company’s executives with those of its shareholders, the Committee in 2002 established minimum CDI stock ownership and stock holding requirements for executives. Minimum stock ownership levels are four times base salary for the CEO and two times base salary for the other Named Executive Officers who report to the CEO. These minimum ownership levels are being phased in over a five-year period that began in early 2003. Until the minimum levels are achieved, executives are required to retain 75% of the shares of CDI stock they obtain from option exercises, restricted stock and other sources (after payment of the exercise price and taxes). Additional measures will be imposed in the event an executive fails to attain the minimum ownership requirements. During 2004, the Committee monitored the status of the executives’ compliance with these ownership guidelines. Despite the low bonus payouts over the past several years and the low level of stock option exercise activity by executives in recent years (due in part to the fact that many of the outstanding options are underwater), the Named Executive Officers are well on pace to achieve the required ownership levels.

Section 162(m) – The $1 Million Cap on the Deductibility of Executive Compensation

The Committee monitors the impact of Section 162(m) of the Internal Revenue Code, which limits the deductibility by the company of certain compensation in excess of $1 million per year that is paid to the Named Executive Officers. The Section 162(m) regulations provide an exemption for “qualified performance-based compensation”. Over the years, the Board has worked to ensure that CDI’s stock option plans satisfy the requirements for a “performance-based” stock option plan under the Section 162(m) regulations so that any compensation to executive officers under those plans (including the stock options presently held by the Named Executive Officers) would be exempt from the deductibility limitation. Consistent with these efforts to preserve the deductibility of executive compensation, Roger Ballou’s bonus arrangements, his 500,000 stock option grant and some amendments to CDI’s stock option plan were all submitted to, and approved by, the shareholders of the company in 2002, at the first annual meeting following his hiring. Such shareholder approval was necessary in order to satisfy the “performance-based” exemption. Similarly, the 2004 Omnibus Stock Plan was submitted to and approved by CDI’s shareholders at last year’s Annual Meeting, so that the new plan also satisfies the “performance-based” exemption under Section 162(m).

The compensation paid to CDI’s executive officers in recent years has never exceeded the $1 million limit per covered officer, with the exception of 2002, when the compensation paid to Roger Ballou did exceed that level primarily as a result of some one-time reimbursements relating to the real estate sale and purchase associated with his relocation to Philadelphia. For 2004, the compensation payable to each of the Named Executive Officers (excluding any compensation which is exempt from the deductibility limit) did not exceed the $1 million annual limit.

Over the years, the Committee has sought to structure executive compensation arrangements so as to be entirely deductible. However, the Committee believes that, in some circumstances, factors other than tax deductibility may be more important in determining the forms and levels of executive compensation which are most appropriate and in the best interests of CDI and its shareholders. So, while in the past the Committee has not generally approved executive compensation which was not fully deductible, the Committee reserves the flexibility to do so in the future when appropriate.

New Accounting Rules for Equity Compensation

During 2004, the Committee studied developments regarding the establishment of new accounting rules relating to the expensing of stock options and other equity compensation awards. As the Financial Accounting Standards Board (FASB) continued to deliberate over the course of the year, the Committee monitored the extent to which companies of comparable size to CDI announced decisions to voluntarily adopt the new rules in advance of the required date. CDI intends to implement the new rules, which were issued by the FASB in December 2004, when they go into effect as of July 1, 2005. The new rules were taken into account by the Committee in designing CDI’s 2005 executive compensation program, which incorporates alternative types of equity compensation awards for executives.

COMPENSATION COMMITTEE:

Walter E. Blankley, Chairman Lawrence C. Karlson Ronald J. Kozich

Compensation Committee Interlocks and Insider Participation

At the end of 2004, the Compensation Committee consisted of Walter Blankley, Lawrence Karlson and Ronald Kozich, none of whom is or has been an officer or employee of CDI or any of its subsidiaries. No executive officer of CDI served on the compensation committee of another entity (or on any other committee of the board of directors of another entity performing similar functions) during 2004, where an executive officer of that other entity served on the Compensation Committee or the Board of CDI.

COMPARATIVE STOCK PERFORMANCE

The following graph sets forth the cumulative total shareholder return (assuming an investment of $100 on December 31, 1999 and the reinvestment of any dividends) for the last five fiscal years on (a) CDI stock, (b) the New York Stock Exchange Composite Index, and c) a peer group index. The peer group selected by CDI consists of the following seventeen companies: Adecco S.A., Butler International Inc., CIBER, Inc., Computer Horizons Corp., Computer Task Group Inc., Heidrick & Struggles International, Inc., Jacobs Engineering Group, Inc., Keane Inc., Kelly Services, Inc., Korn/Ferry International, Manpower Inc., MPS Group, Inc., Robert Half International Inc., The Shaw Group Inc., Spherion Corporation, Tetra Tech, Inc. and Volt Information Sciences, Inc.

	Year Ended December 31
	1999	2000	2001	2002	2003	2004
CDI Corp.	$100	$60.62	$78.75	$111.83	$135.76	$98.63
NYSE Composite Index	100	101.01	90.71	72.72	96.13	110.07
Peer Group	100	89.06	81.36	60.37	92.65	90.52

ANNUAL REPORT

CDI’s Annual Report to Shareholders for the year ended December 31, 2004 is being mailed to all shareholders together with this Proxy Statement. That report should not be regarded as proxy solicitation material or as a part of this Proxy Statement.

CERTAIN BUSINESS RELATIONSHIPS

The law firm of Dechert LLP performed legal services for CDI during 2004 (including services as counsel to the Audit Committee). In addition, CDI sublets office space from Dechert LLP. CDI paid a total of approximately $1.9 million to Dechert LLP in 2004. Barton Winokur, a director of CDI, is the Chairman and a partner of Dechert LLP.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires CDI’s directors and executive officers, as well as beneficial owners of more than 10% of the outstanding shares of CDI stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of CDI stock. To the company’s knowledge, based on a review of copies of such reports furnished to CDI and on written representations made by such persons, all of CDI’s directors, executive officers and beneficial owners of more than 10% of CDI stock have complied with all Section 16(a) filing requirements with respect to 2004, except that, due to an administrative error on the part of the company, Roger Ballou, Walter Blankley, Gregory Cowan, Walter Garrison, Kay Harrell, Lawrence Karlson, Ronald Kozich, Alan Miller, Joseph Seiders, Jay Stuart and Cecilia Venglarik each filed one late report involving the receipt of additional SPP units associated with a dividend payment. All of those reports were filed less than one week following the due date. Gregory Cowan had one additional late filing relating to a distribution of shares from the SPP following his departure from the company.

PROPOSAL TWO

RATIFICATION OF KPMG LLP AS INDEPENDENT AUDITOR

Appointment of Independent Auditor for 2005

The independent public accounting firm of KPMG LLP has been appointed by the Audit Committee to continue to serve as CDI’s independent auditor for the fiscal year ending December 31, 2005, subject to ratification by the shareholders of the company. KPMG has been serving the company in this capacity for many years and the knowledge of CDI’s business which they have gained is valuable. The Audit Committee considers KPMG to be well qualified for this engagement. A representative of KPMG will be present at the shareholders’ meeting and will have the opportunity to make a statement, if he or she so desires, and to respond to appropriate questions.

The Board of Directors unanimously recommends a vote FOR Proposal Two. Shares represented by the enclosed Proxy will be voted FOR this proposal unless a contrary choice is specified.

Services and Fees of the Independent Auditor for 2004 and 2003

KPMG LLP served as CDI’s independent auditor for the fiscal years ended December 31, 2004 and December 31, 2003. KPMG’s fees and expenses for services rendered to CDI for the past two fiscal years are set forth in the table below. The Audit Committee pre-approved all of these services.

Type of Fees	2004	2003
Audit Fees (1)	$2,167,751	$737,530
Audit-Related Fees (2)	16,000	41,500
Tax Fees (3)	29,498	530,272
All Other Fees	0	0
TOTAL FEES	2,213,249	1,309,302

(1)	Consists of the aggregate fees and expenses billed in connection with the audit of CDI’s annual financial statements (including, for 2004, activities relating to the evaluation of CDI’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act) and the review of the financial statements included in CDI’s quarterly reports on Form 10-Q.

(2)	Consists of the fees billed for audits of financial statements of certain employee benefit plans of CDI.

(3)	Consists of the aggregate fees billed for tax compliance, preparation of tax returns and responses to inquiries from taxing authorities regarding previously-prepared returns ($29,498 in 2004 and $423,544 in 2003), as well as for tax advice and consulting ($0 in 2004 and $106,728 in 2003).

Pre-Approval Policy for Auditor Services

The Audit Committee has adopted a policy which requires it to pre-approve the audit and non-audit services performed by CDI’s auditor in order to assure that providing such services will not impair the auditor’s independence.

For audit services, KPMG provides the Audit Committee each fiscal year with an engagement letter outlining the scope of the audit services proposed to be performed in connection with that fiscal year. If agreed to by the Committee, the Committee formally accepts this engagement letter at a scheduled meeting. The independent auditor submits to the Committee an audit services fee proposal after acceptance of the engagement letter. The Committee must approve that fee proposal. In connection with its approval of the fee proposal, the Committee may also pre-approve the expenditure by management of an amount up to an additional 10% of such fee proposal in order to cover such additional costs as may be incurred for audit services that are performed for that fiscal year.

For non-audit services, CDI’s management submits to the Committee for approval a detailed list of non-audit services that it recommends the Committee engage the independent auditor to provide for the current fiscal year. Management and the independent auditor each confirm to the Committee that each non-audit service on the list is permissible under all applicable legal requirements. In addition to the list of anticipated non-audit services, a budget estimating non-audit service spending for the fiscal year is provided. The Committee must approve both the list of permissible non-audit services and the budget for such services. The Committee is informed routinely as to the non-audit services actually provided by the independent auditor pursuant to this pre-approval process.

To ensure prompt handling of unexpected matters, the Committee delegates to the Chairperson of the Committee the authority to amend or modify the list of approved and permissible non-audit services and fees. The Chairperson reports any action taken to the Committee at the next Committee meeting. The Committee expressly does not delegate to management the Committee’s responsibility to pre-approve services performed by the independent auditor.

The independent auditor must ensure that the Committee has approved all audit and non-audit services provided to CDI. CDI’s chief financial officer is responsible for tracking all of the independent auditor’s fees against the budget for such services and reporting at least annually to the Audit Committee.

Report of the Audit Committee

The Audit Committee of CDI’s Board of Directors assists the Board in fulfilling its oversight responsibilities by reviewing the financial reports and other financial information provided by CDI to shareholders, the Securities and Exchange Commission and others, monitoring the company’s financial reporting processes and internal control systems, and retaining and overseeing the company’s independent auditor and internal auditors. The Committee also monitors CDI’s compliance with ethics policies and with applicable legal and regulatory requirements. A more complete description of the duties and responsibilities of the Committee is set forth in the Audit Committee’s charter, which has been adopted by the Board of Directors. A copy of the Audit Committee Charter is attached as Appendix A to this Proxy Statement.

Management is responsible for the financial reporting process (including establishing and maintaining CDI’s system of internal controls), for the preparation of consolidated financial statements in accordance with generally accepted accounting principles, and for the report on the company’s internal control over financial reporting. KPMG LLP, the company’s independent auditor, is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles and for attesting to management’s report on the company’s internal control over financial reporting.

CDI’s Audit Committee was very active during 2004. The Committee held eighteen meetings during the year. Committee meetings were designed, among other things, to facilitate and encourage communication among members of the Committee, CDI’s management, KPMG and the internal auditors. The particularly high number of meetings during 2004 is due, in part, to this being the first year that the company was required to evaluate its system of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002.

The Committee has reviewed and discussed the audited financial statements of CDI for the year ended December 31, 2004 with management of the company and with representatives of KPMG.

Over the past year, management completed the documentation, testing and evaluation of CDI’s system of internal control over financial reporting as of December 31, 2004 in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Committee received periodic updates provided by management, KPMG and the internal auditors, and the Committee discussed issues raised by those updates as they arose. At the conclusion of the process, management provided the Committee with a report on the effectiveness of the Company’s internal control over financial reporting, which included the identification of a material weakness, and the Committee reviewed and discussed that report.

The Committee has also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as currently in effect. The Committee has received from KPMG the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Furthermore, the Committee has considered whether the provision of non-audit services to CDI by KPMG is compatible with maintaining the auditors’ independence. The Committee has satisfied itself as to the independence of KPMG.

Based on the reviews and discussions described in this Report, the Committee recommended to the Board of Directors that the audited financial statements be included in CDI’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE: Lawrence C. Karlson, Chairman Kay Hahn Harrell Ronald J. Kozich

SHAREHOLDER PROPOSALS FOR NEXT YEAR’S MEETING

Shareholders of CDI are entitled to submit proposals for inclusion in the company’s 2006 Proxy Statement, to be considered for action at the 2006 Annual Meeting of Shareholders. Proposals so submitted must be received by CDI at its principal executive offices no later than December 19, 2005 and must comply in all other respects with applicable rules and regulations of the Securities and Exchange Commission relating to such inclusion. With respect to a shareholder proposal that is not included in CDI’s 2006 Proxy Statement but which properly comes before the 2006 Annual Meeting of Shareholders, if the company does not receive notice of such proposal at its principal executive offices by March 4, 2006, then the proxy solicited by the Board for the 2006 Annual Meeting of Shareholders may confer discretionary voting authority on the proxy holders with respect to such proposal.

By Order of the Board of Directors

/s/ Joseph R. Seiders
JOSEPH R. SEIDERS, Secretary

Dated: April 19, 2005

Philadelphia, Pennsylvania

APPENDIX A

CDI Corp. Audit Committee Charter

(as revised in November 2004)

PURPOSE

The primary purposes of the Audit Committee (“the Committee”) are (i) to assist the Board of Directors in fulfilling its oversight responsibilities to the Company’s shareholders, the SEC and others relating to:

•	the integrity of the Company’s financial statements;

•	the Company’s financial reporting process;

•	the Company’s systems of internal accounting and financial controls;

•	the performance of the Company’s independent auditors;

•	the independent auditor’s qualifications and independence;

•	the performance of the Company’s internal audit function; and

•	the Company’s compliance with ethics policies and with applicable legal and regulatory requirements.

and (ii) to prepare the report that SEC rules require be included in the Company’s annual proxy statement.

In discharging its oversight function the Committee will maintain free and open communications among the Committee, the independent auditors, the internal auditors and the management of the Company. The Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company. The Committee is also authorized to obtain advice and assistance from outside legal, accounting or other advisors as it deems necessary to carry out its duties without seeking Board approval. The Committee shall have sole authority to approve the fees and retention terms for such advisors and the Company will provide the funding required to pay such fees.

COMPOSITION OF THE AUDIT COMMITTEE

The Committee shall be comprised of at least three directors who shall be selected by the Board from among its members. Each Committee member must be independent of the management of the Company. Members of the Committee will be considered independent as long as they satisfy the requirements of applicable legislation, SEC regulations and the New York Stock Exchange listing standards, receive compensation from the Company only for their service on the Board and its committees and do not receive, directly or indirectly, compensation from the Company for services as a consultant or legal or financial advisor. All committee members shall be financially literate and at least one member shall have accounting or related financial management expertise. Additionally, the Board will insure that members of the Committee satisfy any other qualification requirements that may be imposed by law or stock exchange rule.

The members of the Committee will be selected by the Board at its annual organizational meeting and will serve until the next such annual meeting or until their successors are duly selected and qualified. The Chairman of the Committee also will be selected by the Board at this organizational meeting. The Board may remove any Committee member at any time.

A 1

MEETINGS

The Committee shall meet at least four times annually, or more frequently as circumstances dictate, with Company management, the internal auditors and the independent auditors in separate sessions to discuss any matters that the Committee believes should be discussed privately. In addition, the Committee itself shall meet in executive session at least once each meeting.

RESPONSIBILITIES AND DUTIES

The Committee will have the responsibilities and carry out the duties listed in connection with the following areas:

Independent Auditors

•	The Committee will directly appoint, retain (subject to shareholder ratification), compensate, evaluate and terminate the Company’s independent auditors, and will have sole authority to approve all audit engagement fees and other terms of the audit engagement and to pre-approve any non-audit relationship with the independent auditors, including the fees and terms of such non-audit engagements. The independent auditors will report directly to the Audit Committee.

•	At least annually, the Committee will obtain and review a report by the independent auditors describing:

•	The auditing firm’s internal quality control procedures.

•	Any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and

•	All relationships between the independent auditor and the Company (to enable the Committee to assess the auditor’s independence).

•	The Committee will review and evaluate the performance of the independent auditors, including the lead partner, with both management and the internal auditors.

•	The Committee will periodically meet with the independent auditors separately and privately to hear their views on the Company’s internal controls and the qualitative aspects of the Company’s financial reporting, including the quality and consistency of both accounting policies and the underlying judgments.

•	The Committee will set clear policies for the Company’s hiring of employees or former employees of the independent auditors that meet SEC regulations and stock exchange listing standards.

Internal Auditors

•	The internal auditors will be ultimately responsible to the Committee. The Committee will work with the Chief Financial Officer and the internal auditors in developing the internal audit plan, but the Committee will have final authority for the plan.

•	The Committee will negotiate and have final authority over the compensation and terms of engagement of the internal auditors and will finalize such terms after discussion with the Chief Financial Officer.

A2

•	Subject to the overall direction of the Committee, the internal auditors will be managed on a day-to-day operational basis by the Chief Accounting Officer.

•	At least annually, the Committee will obtain and review a written statement from the internal auditors describing all relationships between the internal auditors and the Company (to enable the Committee to assess the internal auditors’ independence).

•	The Committee will periodically meet with the internal auditors separately and privately to discuss the results of their internal audit work.

Documents/Reports Review

•	The Committee will meet to review and discuss the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditors, including reviewing the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

•	The Committee will discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee may perform this function in a general fashion, discussing the types of information to be disclosed and the type of presentation to be made. It need not, for example, discuss in advance each earnings release.

•	The Committee will annually review this Audit Committee Charter and make any appropriate revisions.

Financial Reporting Processes

•	The Committee will review with management and the independent auditors the quality and consistency, not just the acceptability, of the judgments and appropriateness of the accounting principles and financial disclosure practices used by the Company. This discussion shall cover the degree of aggressiveness or conservatism of both the accounting principles employed and the underlying judgments.

•	The Committee will approve any significant changes to the Company’s auditing and accounting principles and practices after considering the advice of the independent auditors, management and the internal auditors.

•	The Committee will focus on the reasonableness of control processes for identifying and managing key business, financial and regulatory reporting risks.

•	The Committee will, at least annually, review with management and the internal auditors the adequacy of the Company’s internal controls, including:

•	any identified material control deficiencies in the design or operation of such controls;

•	any fraud, whether or not material, that involves management or other employees having a significant role in the internal controls; and

•	all significant changes and corrective actions to the internal controls that have been made since the last Committee review.

•	The Committee will, at least annually, review with the independent auditor its report on management’s assessment of the effectiveness of the Company’s internal controls.

A3

Process Improvement

•	Following the completion of the annual audit, the Committee will review separately with the independent auditors any audit problems or difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to requested information, and management’s response.

•	The Committee will periodically review processes and policies for communicating with institutional investors and analysts.

•	The Committee will review any significant disagreement among management and the independent auditors in connection with the preparation of the financial statements.

•	The Committee will review with the independent auditors, the internal auditors and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented.

•	The Committee will annually review and evaluate the Committee’s performance.

Business Conduct and Legal Compliance

•	The Committee will review management’s process for communicating and enforcing the Company’s Code of Ethics, will oversee compliance by the Directors, Executive Officers and controller (or person performing similar functions) and will, if necessary, recommend revisions to the Code from time to time.

•	The Committee will review with the Company’s General Counsel legal compliance matters including corporate securities trading policies.

•	The Committee will review with the Company’s General Counsel any legal matter that could have a significant impact on the organization’s financial statements.

•	The Committee will review and discuss with management the Company’s policies regarding risk assessment and risk management.

•	The Committee will establish procedures for:

•	the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and

•	the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	The Committee will perform any other activities consistent with this Charter, the Company’s Bylaws, the listing standards of the New York Stock Exchange and applicable law as the Committee or the Board deems necessary or appropriate.

REPORTING

The Committee will report regularly to the Board of Directors on significant results of its activities.

A4

The Board of Directors recommends a vote FOR each of the nominated directors in Proposal 1 and FOR Proposal 2.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

Proposal 1 – ELECTION OF

DIRECTORS

The seven nominees are:		FOR	WITHHOLD for all	Proposal 2 – To ratify the appointment of KPMG LLP as CDI Corp.’s independent auditor for 2005.	FOR	AGAINST	ABSTAIN
01 Roger H. Ballou 02 Michael J. Emmi 03 Walter R. Garrison 04 Kay Hahn Harrell	05 Lawrence C. Karlson 06 Ronald J. Kozich 07 Barton J. Winokur	☐	☐		☐	☐	☐

WITHHOLD VOTE FOR: (Write the name(s) or number(s) of such nominee(s) in the space provided below.)			3.	In their discretion, the named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

Signature _____________________________ Title (if applicable) _____________________________ Date ________________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, corporate officer or partner, please give full title as such.

Δ FOLD AND DETACH HERE Δ

YOUR VOTE IS IMPORTANT TO US.

PLEASE COMPLETE, DATE AND

SIGN THE ABOVE PROXY CARD

AND RETURN IT PROMPTLY IN THE

ACCOMPANYING ENVELOPE.

PROXY

CDI CORP.

1717 Arch Street, 35th Floor

Philadelphia, PA 19103-2768

This Proxy is Solicited on Behalf of the Board of Directors

Each shareholder signing this Proxy hereby appoints Joseph R. Seiders and Craig H. Lewis, or either of them, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of CDI Corp. held of record by the signer on March 16, 2005, at CDI Corp.’s annual meeting of shareholders to be held on May 24, 2005, or any adjournments or postponements thereof. Each shareholder signing this Proxy acknowledges receipt of the Proxy Statement dated April 19, 2005 and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this Proxy and by filing this Proxy with the Secretary of CDI Corp. gives notice of such revocation.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION TO THE BOARD OF DIRECTORS OF ALL SEVEN NOMINEES LISTED IN PROPOSAL ONE ON THE REVERSE SIDE HEREOF AND FOR PROPOSAL TWO TO RATIFY THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITOR FOR 2005. WITH RESPECT TO ANY OTHER MATTERS OF BUSINESS PROPERLY BEFORE THE MEETING, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS THE NAMED PROXIES SHALL DECIDE.

(Continued and to be signed on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Δ FOLD AND DETACH HERE Δ